Exhibit 16.1

May 21, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington D.C. 20549

Commissioners:

We have read the statements made by Schimatic Cash Transactions Network.com, Inc., in Item 4.01 of its Form 8-k dated May 18, 2007. We agree with the statements concerning our Firm in such Form 8-k. We are not in a position to agree or disagreed with other statements of by Schimatic Cash Transactions Network.com, Inc., contained therein.

Very truly yours,

/s/ Marcum & Kliegman LLP